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                        SETTLEMENT AGREEMENT AND RELEASE

        This is a Settlement Agreement and Release ("Release") by and between Hillel Chodos ("Chodos") and Fierstein & Sturman ("F&S"), on the one hand, and Shop Television Network, Inc. ("STN"), on the other hand. Chodos, F&S and STN (collectively referred to as the "Parties") enter into this Release based on the following facts and recitals:

               A. Chodos and F&S represented STN in the state court proceeding known as Shop Television Network, Inc. v. J.C. Penney Co., Inc., et al. (the "State Court Proceeding"), prior to February 12, 1992, when STN filed a voluntary petition under Chapter 11 of the Bankruptcy Code, commencing the bankruptcy case known as In re Shop Television Network, Inc., filed in the United States Bankruptcy Court for the Central District of California ("Bankruptcy Court"), as Case No. LA 92-15618-SB ("Bankruptcy Case").

               B. The Bankruptcy Court did not approve Chodos' application to be employed as special litigation counsel to represent STN in the State Court Proceeding.

               C. STN commenced an adversary proceeding, known as Shop Television Network, Inc., v. Hillel Chodos and Fierstein & Sturman Law Corporation, United States Bankruptcy Court for the Central District of California, Adv. Proc. No. LA 92-03989-SB ("Adversary Proceeding"), against Chodos and F&S to recover the advance paid by STN to Chodos and F&S prior to the commencement of the Bankruptcy case.

               D. Chodos and F&S filed a cross-complaint against STN for fees Chodos and F&S claimed they were owed based on their representation of STN in the State Court Proceeding.

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               E.  STN filed a motion pursuant to Section 329 of the Bankruptcy
Code and Federal Rules of Bankruptcy Procedure Rule 2017, for an order requiring the return of funds paid to Chodos and F&S. The Bankruptcy Court granted the motion in part and ordered the return of $283,498.38 paid to Chodos and F&S. That order has been affirmed by the U.S. District Court and the Ninth Circuit Court of Appeal. The Supreme Court denied a petition by Chodos and F&S for a writ of certiorari.

               F. The $283,498.38 was being held in a separate interest-bearing client trust account at McCutchen, Doyle, Brown & Enersen, LLP. After the Supreme Court denied the petition for writ of certiorari, Chodos and F&S authorized McCutchen, Doyle, Brown & Enersen, LLP, to release to STN the funds, which with interest totaled $321,204.81. The funds were paid to STN on or about November 22, 1996 (the "Turnover Funds").

               G. The Parities desire to avoid the cost attendant to further litigation and to finally and forever resolve any and all claims each may have against the other.

               In consideration of the foregoing, and the mutual promises set forth herein, the Parties hereby agree as follows:

          1. RELEASE BY STN. Upon the Effective Date, STN, together with its agents, employees, representatives, administrators, attorneys, insurers, lenders, shareholders, officers, directors, divisions, affiliates, partnerships, partners, joint venturers, parent and/or subsidiary corporations, assigns, heirs, and successors-in-interest, and each of them, in respect of the mutual promises and other consideration recited in this Release, do hereby fully and forever release, relieve, waive, relinquish and discharge, jointly and severally, Chodos and F&S, together with their property, and their current and former agents, employees, representatives, administrators,




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attorneys, insurers, underwriters, lenders, shareholders, officers, directors, divisions, affiliates, partnerships, partners, joint venturers, parent and/or subsidiary corporations, assigns, predecessors-in-interest and successors-in-interest, and each of them, of and from any and all manner of actions, causes of actions, suits, proceedings, liens, debts, liabilities, obligations, costs, expenses, sums of money, controversies, accounts, dues, fines, penalties, damages, claims, judgments, executions and demands of every nature, kind and description whatsoever, whether known or unknown, either by law, in equity, or otherwise, wherever or whenever brought, which have arisen, may arise from, be connected with, or in any way related to, the Bankruptcy Case, the State Court Action and/or the Adversary Proceeding, provided, however, that this Release does not extend to the obligations of any Released Party pursuant to this Release.

           2. RELEASE BY CHODOS AND F&S. Upon the Effective Date, Chodos and F&S, and each of them, together with their agents, employees, representatives, administrators, attorneys, insurers, lenders, shareholders, officers, directors, divisions, affiliates, partnerships, partners, joint venturers, parent and/or subsidiary corporations, assigns, heirs, and successors-in-interest, and each of them, in respect of the mutual promises and other consideration recited in this Release, do hereby fully and forever release, relieve, waive, relinquish and discharge, jointly and severally, STN, together with its property (including, without limitation, the Turnover Funds), and its current and former agents, employees, representatives, administrators, attorneys, insurers, underwriters, lenders, shareholders, officers, directors, divisions, affiliates, partnerships, partners, joint venturers, parent and/or subsidiary corporations, assigns, predecessors-in-interest and successors-in-interest, and each of them, of and from any and all manner of actions, causes of action, suits, proceedings, liens, debts, liabilities, obligations, costs, expenses, sums of money, controversies, accounts, dues, fines, penalties, damages, claims, judgments, executions and



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demands of every nature, kind and description whatsoever, whether known or unknown, either by law, in equity, or otherwise, wherever or whenever brought, which have arisen, could have arisen in, or may arise from, be connected with, or in any way related to, the Bankruptcy Case, the State Court Action or the Adversary Proceeding; provided, however, that this Release does not extend to any obligations of the STN pursuant to this Release.

           3. Without limiting the generality of paragraphs 1 and 2, and in addition to and independent of these paragraphs, STN, Chodos and F&S each release the other from any and all claims, demands and causes of action of any kind whatsoever (collectively referred to as "Claims"), whether known or unknown, which each party now has or ever has had or ever in the future may have, which are based on, arise out of, are related to or connected with (i) any and all claims arising out of the representation of STN by Chodos and F&S prior to the date of execution of this Release; (ii) any and all claims arising out of the termination of that representation; (iii) any and all claims which were made or could have been asserted with regard to the representation of STN by Chodos and F&S in the State Court Proceeding; (iv) any and all claims which were made or could have been asserted in the Bankruptcy Case or the Adversary Proceeding. Each of the Parties represents and warrants that it has the exclusive right to prosecute and compromise each of the claims referred to above, and it has not assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any right released herein. Each of the Parties agrees to hold the others harmless and indemnify the others should any other person or entity, which any party knew or should have known had the right to assert any such claim against the other parties, assert any of those claims against the other parties.

           4. Each of the Parties covenant and agree never to commence, maintain, prosecute, or cause, permit, encourage, or advise to be commenced, or assist or participate



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(except in response to legal process) in the prosecution of any action or proceeding against any other party based upon any of the claims released hereunder.

           5. As a further consideration and inducement for this compromise settlement and release, each of the Parties expressly waives the benefits of
Section 1542 of the California Civil Code, which provides:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

The Parties agree and represent that this Release extends to all claims in any way based upon, connected with or related to the matters described in paragraphs 1, 2 and 3 above, whether or not those claims are known or suspected by them.

           6. Each of the Parties declares that it knows and understands the contents of this Release, that it has been given a reasonable period of time to consider it, that it has been fully advised by its attorneys with respect to it, that it understands this is a full, final compromise, release and settlement of all claims referred to herein, and that after signing this Release, it cannot sue any of the other Parties ever again upon any claim released by them under paragraphs 1, 2 and 3 above.

           7. Each of STN, Chodos and F&S denies the allegations against them contained in the Adversary Proceeding. This Release is made to buy peace and for no other reason. It shall not be deemed an admission of liability on the part of any party or corporation released hereby.

           8. Upon the Effective Date of this Release, STN, Chodos and F&S shall immediately execute and file a Stipulation of Dismissal with Prejudice of the Adversary



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Proceeding, and any and all other actions, complaints, claims or charges, state or federal, any of them may have pending against any of the others.  The
Parties understand that those documents serve to dismiss those actions and complaints with prejudice in their entirety and without costs or attorneys' fees.

           9. Each party hereto shall pay its own attorneys' fees and costs arising out of or in connection with the claims released in paragraphs 1, 2 and 3 above and in connection with the preparation and execution of this Release. In the event any action is taken in order to enforce this Release or any term hereof, the prevailing party shall be entitled to recover its costs, fees and expenses including, without limitation, reasonable attorneys' fees.

          10. This Release shall be binding upon, and shall insure to the benefit of, all parties hereto and each of their heirs, executors, administrators, assigns, successors, and beneficiaries.

          11. This Release constitutes the entire agreement between the Parties, and constitutes the complete, final and exclusive embodiment of their agreement with respect to its subject matter. It supersedes all prior and contemporaneous agreements, representations, and understandings. The terms of this Release are contractual and not a mere recital. This Release is being executed without reliance on any promise, warranty or representation by any party or any representative or any party other than those expressly contained herein. This Release may not be amended except by writing duly executed by an authorized representative of each party against whom enforcement of any amendment is sought.

          12. This Release is subject to the approval of the Bankruptcy Court. The Effective Date of this Release shall be the first business day after the Bankruptcy Court's order approving this Release has become final and nonappealable. The Parties agree that they shall



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immediately file a Stipulation in the form attached as Exhibit A requesting that the status conference in the Adversary Proceeding presently set for January 1997 be continued for three months to allow approval of the Release by the Bankruptcy Court. The Parties further agree that all activity in the Adversary Proceeding, with the exception of efforts to obtain approval of this Release, shall be stayed pending approval or non-approval of this Release.

          13. If any provision or term of this Release or its application to any entity or circumstance shall be held to be invalid or unenforceable, the remainder of this Release shall not be affected and every other provision of the Agrement shall be enforced to the fullest extent permitted by law.

          14. This Release shall be governed by and construed in accordance with the laws of the State of California.

          15. This Release may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.




Date:  January 3, 1997                /s/ HILLEL CHODOS
     --------------------             --------------------------------------
                                      Hillel Chodos



                                      FIERSTEIN & STURMAN


Date:                                 By: /s/ Bruce Altschuld
     --------------------                -----------------------------------



                                      SHOP TELEVISION NETWORK, INC.


Date:                                 By: /s/ Michael E. Rosen
     --------------------                -----------------------------------

                                         Its:
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